Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Announces Final Certified

Results from Annual Stockholders Meeting

PHILADELPHIA, August 11, 2015 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced final certified results from its Annual Stockholders Meeting held last week.  At that meeting, the company’s stockholders:

•                                          Re-elected Camille S. Andrews and Brian W. Clymer to the company’s Board of Directors to serve for three-year terms expiring in 2018.  The results, with the number of shares voting for each nominee and each nominee’s percentage of total voted shares, are as follows:

Camille S. Andrews	23,357,089 shares	54.6%
Brian W. Clymer	23,355,339 shares	54.6%
Philip Goldstein	18,410,087 shares	43.1%
Andrew Dakos	15,902,918 shares	37.2%

•                                          Re-approved the company’s 2010 Senior Executive Bonus Plan, with 37,527,262 shares, or 87.8% of total voted shares, voting for the proposal and 5,116,582 shares, or 12.0%, voting against.

•                                          Rejected the advisory shareholder proposal recommending that the company’s Board of Directors hire an investment banker to investigate the possibility of a liquidity event, with 17,869,117 shares, or 41.4% of total voted shares, voting for the proposal and 24,042,503 shares, or 56.2%, voting against.

•                                          Approved the advisory shareholder proposal recommending that the company’s Board of Directors rescind the stockholder rights plan, with 22,986,547 shares, or 53.8% of total voted shares, voting for the proposal and 18,818,708 shares, or 44.0%, voting against.  This proposal is moot as the stockholder rights plan was voluntarily rescinded by the Board in June of this year.

“We are honored and grateful that our stockholders have supported our Board, our management team and the strategic direction of our company during this contested election,” said David L. Richter, Hill’s President and Chief Executive Officer, following the meeting last week.

Hill International, with 4,800 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the seventh largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-G)